RUBY TUESDAY, INC.

Financial Results For the Third Quarter
of Fiscal Year 2003 (unaudited)
(Amounts in thousands except per share amounts)

CONDENSED BALANCE SHEETS	March 4, 2003	June 4, 2002
Assets
Cash and Short-Term Investments	$17,832	$32,699
Accounts and Notes Receivable	12,772	14,410
Inventories	12,268	10,276
Deferred Income Taxes	1,883	4,248
Income Tax Receivable	5,759	16,311
Prepaid Rent	2,063	2,012
Assets Held for Disposal	6,053	3,242
Other Current Assets	4,958	5,678

Total Current Assets	63,588	88,876

Property and Equipment, Net	634,527	351,921
Goodwill, Net	7,845	7,845
Notes Receivable, Net	36,808	35,655
Other Assets	42,026	36,030

Total Assets	$784,794	$520,327

Liabilities
Current Liabilities	$88,373	$93,283
Long-Term Debt	213,335	7,626
Deferred Income Taxes	33,178	24,255
Other Deferred Liabilities	58,721	60,757

Total Liabilities	393,607	185,921

Shareholders' Equity	391,187	334,406

Total Liabilities and Shareholders' Equity	$784,794	$520,327